Term sheet No. 83T To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement T dated April 11, 2007	Registration Statement No. 333-137902 Dated May 2, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Deutsche Bank 100% Principal Protected Balanced Currency Harvest (USD) Notes due May 29, 2009

General

•

Notes linked to the Deutsche Bank Balanced Currency Harvest (USD) Index due May 29, 2009 (the “notes”) are designed for investors who seek exposure to an index based on an investment strategy of taking long positions in selected currencies from jurisdictions with high interest rates and short positions in selected currencies from jurisdictions with low interest rates.

•

The notes do not pay periodic interest. Instead, the notes will pay at maturity the principal amount plus an additional amount determined by the performance of the Deutsche Bank Balanced Currency Harvest (USD) Index (the “Index”).

•	The notes are 100% principal protected, if held to maturity.
•

At maturity, if the Index Return is greater than zero, you will receive a cash payment of $10.00 per $10.00 note principal amount, plus an additional amount equal to the product of $10.00 and the Participation Rate (as defined below) and the Index Return (as defined below). If the Index Return is less than or equal to zero, you will receive a cash payment of $10.00 per $10.00 note principal amount. All payments on the notes will be in U.S. dollars.

•	Investors should be willing to forgo periodic interest payments during the term of the notes.
•	Senior unsecured obligations of Deutsche Bank AG due on or about May 29,* 2009.
•	Denominations of $10.00.
•	Minimum initial investments of $1,000 and integral multiples of $10.00 in excess thereof.
•	The notes are expected to price on or about May 25*, 2007 and are expected to settle on or about May 31*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Issue Price:	100%

Index:	The notes are linked to the Deutsche Bank Balanced Currency Harvest (USD) Index

Participation Rate:	135%

Payment at Maturity:	If the Index Return is positive, at maturity you will receive, for each $10.00 note principal amount, a cash payment equal to:

$10.00 + ($10.00 x (Participation Rate x Index Return))

If the Index Return is negative or zero, at maturity you will receive a cash payment of $10.00 for each $10.00 note principal amount.

Index Return:	Index Ending Level – Index Starting Level
Index Starting Level

Index Starting Level:	The Index closing level on the Trade Date.

Index Ending Level:	The Index closing level on the Final Valuation Date.

Trade Date:	May 25*, 2007

Final Valuation Date:	May 22*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	May 29*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

CUSIP:	25152C 395

ISIN:	DE000DB1KQQ2

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.

You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-322-6939.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas exceed $0.15 per $10.00 note principal amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

•

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement T dated April 11, 2007. You should rely only on the information contained in this term sheet and in the documents listed below in making your decision to invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement T dated April 11, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507079132/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
•	http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
•	http://www.sec.gov/Archives/edgar/data1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment at Maturity of the Notes Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical payment amount at maturity for each $10 principal amount of notes for a hypothetical range of performance for the Index and assumes an Index Starting Level of 250 and a Participation Rate of 135.0%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Index Ending Level	Hypothetical Index Return	Payment at Maturity	Return	Percentage Return
340.00	36.00%	$14.86	$4.86	48.6%
330.00	32.00%	$14.32	$4.32	43.2%
320.00	28.00%	$13.78	$3.78	37.8%
310.00	24.00%	$13.24	$3.24	32.4%
300.00	20.00%	$12.70	$2.70	27.0%
290.00	16.00%	$12.16	$2.16	21.6%
280.00	12.00%	$11.62	$1.62	16.2%
270.00	8.00%	$11.08	$1.08	10.8%
260.00	4.00%	$10.54	$0.54	5.4%
250.00	0.00%	$10.00	$0.00	0.0%
240.00	-4.00%	$10.00	$0.00	0.0%
230.00	-8.00%	$10.00	$0.00	0.0%
220.00	-12.00%	$10.00	$0.00	0.0%
210.00	-16.00%	$10.00	$0.00	0.0%
200.00	-20.00%	$10.00	$0.00	0.0%
190.00	-24.00%	$10.00	$0.00	0.0%
180.00	-28.00%	$10.00	$0.00	0.0%
170.00	-32.00%	$10.00	$0.00	0.0%
160.00	-36.00%	$10.00	$0.00	0.0%
150.00	-40.00%	$10.00	$0.00	0.0%
140.00	-44.00%	$10.00	$0.00	0.0%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from an Index Starting Level of 250 to an Index Ending Level of 280, a hypothetical index return of 12.00%. Because the Index Ending Level of 280 is greater than the Index Starting Level of 250, the investor receives a payment at maturity of $11.62 per $10.00 principal amount of notes calculated as follows:

Payment at maturity per $10.00 principal amount of notes = $10.00 + ($10.00 x Participation Rate x Index Return) = $10.00 + ($10.00 x 135.0% x 12.00%) = $11.62.

Example 2: The Index Ending Level of 250 is the same as the Index Starting Level. Because the Index Ending Level and the Index Starting Level are the same, the investor receives a payment at maturity of $10.00 per $10.00 principal amount of notes.

Example 3: The level of the Index decreases from an Index Starting Level of 250 to an Index Ending Level of 190, a decline of 24.00%. Because the Index Ending Level of 190 is less than the Index Starting Level of 250, the investor receives a payment at maturity of $10.00 per $10.00 principal amount of notes.

Selected Purchase Considerations

•

PRINCIPAL PROTECTED — The notes are 100% principal protected if held to maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

•

UNCAPPED APPRECIATION POTENTIAL — The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

•

CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Interest included in income generally will increase your basis in the notes. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

In addition, under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not render any advice on tax matters.  You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Comparable Yield and Projected Payment Schedule

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the Index components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement T dated April 11, 2007.

•	MARKET RISK — The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive. The Index is intended to reflect forward rates for ten selected currencies and is recomposed on a quarterly basis as described below. The value of the notes will be affected by movements in the value of certain of the selected currencies against the dollar relative to the value of certain other selected currencies against the dollar, and currency movements may have an adverse effect on the level of the Index. If the Index Return is zero or negative, at maturity you will receive only the principal amount of your investment in the notes.

•

STRATEGY RISK — The strategy reflected in the Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Issuer provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the notes.

•

GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The notes are linked to the performance of the Index, which is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position. Accordingly, the performance of the Index will be based on the appreciation or depreciation of the Index as a whole. Therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Index Return equal to or less than zero.

•

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the components reflected in the Index and the value of your notes in varying ways, and different factors may cause the values of the Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•

LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to currency rates is not possible to predict, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the notes.

•

THE CURRENCY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index components may include emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and, in some cases, instability and reactions against market reforms. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability is likely to have an adverse effect on the performance of the Index, and, consequently, the return on the notes.

•

IF THE LIQUIDITY OF THE INDEX COMPONENTS IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index, and therefore, on the return on your notes. Limited liquidity relating to the Index components may also result in Deutsche Bank AG, London Branch (the “Sponsor”) being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Index could, in turn, result in potential conflicts of interest.

•

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT FOR THE NOTES, THE SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the notes, and the Sponsor and the calculation agent for the Index. As the Sponsor, Deutsche Bank AG carries out calculations necessary to promulgate the Index and maintains some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index components’ value is unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a force majeure event relating to the Index. There can be no assurance that any determinations made by Deutsche Bank AG in these various capacities will not affect the value of the notes or the Index. Because determinations made by Deutsche Bank AG in these roles may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG and you.

•

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the notes. Accordingly, you should intend to hold the notes until maturity.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic, market and political factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the notes;

•	the market price of the Index components;

•	interest and yield rates in the market generally and in the markets of the Index components;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index.

•

COUNTERPARTY RISK — The receipt by you of monies owed under the notes is subject to and dependent upon the Issuer’s ability to pay such monies. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank.

The notes may be suitable for you if:

•	You seek an investment with a return linked to the performance of a currency index reflecting the investment strategy described below;

•	You seek an investment that offers upside participation with a 135% Participation Rate and full principal protection if the notes are held to maturity;

•	You are willing and able to hold the notes to maturity; and

•	You do not seek current income from this investment.

The notes may not be suitable for you if:

•	You do not seek an investment with exposure to currencies and to the currency and other risks described in this document;

•	You are unwilling or unable to hold the notes to maturity;

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

THE DEUTSCHE BANK BALANCED CURRENCY HARVEST (USD) INDEX

The Deutsche Bank Balanced Currency Harvest (USD) Index was created by the Sponsor on December 19, 2005. The Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates, and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium. The strategy reflected in the Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Sponsor provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies (as defined below) which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility which would negatively affect the value of the notes.

The Index thus reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Index is recomposed every quarter; at each recomposition, the Sponsor selects from a larger group of currencies (the “Eligible Currencies”) ten currencies to be the Index currencies (the “Index Currencies”) for that quarter.

On April 30, 2007, the Eligible Currencies were the Australian Dollar, the Brazilian Real, the Canadian Dollar, the Swiss Franc, the Czech Koruna, the Euro, the Sterling, the Hungarian Forint, the Japanese Yen, the Korean Won, the Mexican Peso, the Norwegian Krone, the New Zealand Dollar, the Polish Zloty, the Swedish Krona, the Singapore Dollar, the Turkish Lira, the Taiwanese Dollar, the U.S. Dollar and the South African Rand. The Australian Dollar, the Canadian Dollar, the Swiss Franc, the Euro, the Sterling, the Japanese Yen, the Norwegian Krone, the New Zealand Dollar, the Swedish Krona, and the U.S. Dollar are the “G10 Currencies.” The remaining Eligible Currencies are the “non-G10 Currencies.”

At each quarterly recomposition, the Sponsor selects the G10 currencies with the two highest and the two lowest Yield Fix Rates (as defined below), and subsequently selects the currencies with the three highest and three lowest Yield Fix Rates from the remaining G10 currencies and the remaining non-G10 currencies for inclusion in the Index for that quarterly period. “Yield Fix Rate” means, for an Eligible Currency, the interest rate for such deposits in such Eligible Currency for a period of three months as set forth on Reuters, or, if such rate does not appear on Reuters, the interest rate for deposits in such Eligible Currency determined by the Sponsor acting in good faith and in a commercially reasonably manner from such sources as it deems appropriate. The currencies with the highest Yield Fix Rates are the “Long Currencies,” and the currencies with the lowest Yield Fix Rates are the “Short Currencies.” The Index reflects notional long forward positions in the Long Currencies, and notional short positions in the Short Currencies; these positions are equally weighted. A new equally weighted basket of notional long and short positions is thus created at each quarterly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Index over the prior quarter. During each quarter, the Index closing level is determined by interpolation of daily published forward rates (e.g., the 3-month, 2-month and 1-month forward rate) for the Eligible Currencies.

An increase in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in an increase in the closing level of the Index (the “Index Closing Level”). Conversely, a decrease in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in a decrease in the Index Closing Level. In addition, the Index Closing Level reflects the deduction of an annual 1.5% fee, which accounts for the Index being based on published mid-market prices as opposed to dealer-quoted prices, which are lower. As of April 30, 2007, the Long Currencies were the Australian Dollar, the New Zealand Dollar, the Turkish Lira, the Brazilian Real and the South African Rand. As of that date, the Short Currencies were the Czech Koruna, the Japanese Yen, the Swiss Franc, the Singapore Dollar, and the Taiwanese Dollar.

In addition, at any quarterly recomposition, the Sponsor may add as an Eligible Currency any currency that: (i) is not subject to a currency peg regime, (ii) is in the “most liquid” category as measured by the most recent Bank for International Settlements Triennial Central Bank Survey of Foreign Exchange and Derivatives Market Activity, and (iii) complies with certain liquidity criteria, or that complies with such additional or alternative criteria as the Sponsor determines appropriate acting in good faith and in a commercially reasonable manner. Similarly, at any quarterly recomposition, the Sponsor may remove as an Eligible Currency any currency that does not comply with the foregoing criteria as long as following any such removal there are at least fifteen (15) Eligible Currencies. If any Eligible Currency other than the Euro is the currency of a country that participates in or has announced its intention to participate in the third stage of European Economic and Monetary Union, as determined by the Sponsor, the Sponsor may make such adjustments to the methodology and calculation of the Index as it determines appropriate to account for such event, including, in its discretion, selecting a replacement currency.

The Index closing level and the Index currencies for the applicable quarter are published daily by the Sponsor at:

https://index.db.com/do/product/dynamic/BalancedCurrencyHarvestUSD

Market Disruption Events

A market disruption event includes the following:

•	A currency exchange rate splits into dual or multiple exchange rates;

•

An event occurs that generally makes it impossible to convert an Index currency into U.S. Dollars in the home country for such Index currency (the “Index Currency Jurisdiction”) through customary legal channels;

•

An event occurs that generally makes it impossible to deliver U.S. Dollars from accounts inside an Index Currency Jurisdiction to accounts outside that Index Currency Jurisdiction, or to deliver an Index currency between accounts inside the Inside Currency Jurisdiction for such Index currency or to a party that is a non-resident of the relevant Index Currency Jurisdiction;

•

The occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an Index currency;

•

Any change in, or amendment to, the laws or regulations prevailing in the Index Currency Jurisdiction in respect of any Index currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the Sponsor determines may cause another market disruption event to occur or that leads or may lead to the introduction of a currency peg regime;

•	The occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to the Index;

•

Any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the relevant jurisdiction;

•	The Sponsor determines that there is a material difference in a relevant currency rate as determined by reference to the rate source for the Index and any other market source;

•	It becomes impossible to obtain a relevant currency exchange rate, either from the source for that rate or by the Sponsor itself acting in good faith in a commercially reasonable manner;

•

The Sponsor determines that Deutsche Bank AG or any of its affiliates would be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to the notes or other relevant Index-linked transactions, or to realize, recover or remit the proceeds of any such transactions; and

•	Any event that the Sponsor determines may lead to any of the foregoing events.

In addition, the Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Sponsor and that the Sponsor determines, in its discretion, affects the Index or any Index currency (a “Force Majeure Event”). If a Force Majeure Event occurs on a trading day, the Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; or (ii) defer publication of information relating to the Index until the next trading day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Index

The Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index currency). The Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Sponsor will publish notice of any such modification or change and the effective date thereof in the manner described above.

Historical Information

The following graph shows the daily performance of the Index from April 1, 2002 through April 30, 2007. The closing level of the Index on April 30, 2007 was 253.94.

Because the Index was created only on December 19, 2005, the Sponsor has retrospectively calculated the levels of the Index based on actual historical currency forward rates on all dates prior to December 19, 2005 using the same methodology as described above, except that the forward rates are based on Bloomberg quotations and not Reuters quotations. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to December 19, 2005. In addition, the currencies comprising the Index at particular dates in the following graph are extremely likely to be different from the currencies comprising the Index on or after April 30, 2007. Past performance of the Index is no guarantee of future results.

We obtained the various Index closing levels below from Bloomberg Financial Markets, L.P. Because the Index is recomposed quarterly, the Index reflects the performance of different currencies at different periods of time. The historical level of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Historical Return Performance of the Deutsche Bank

Balanced Currency Harvest (USD) Index

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
2002	2.41%	0.88%	3.34%	1.42%	0.81%	-5.38%	-2.71%	3.14%	0.27%	2.84%	5.96%	3.13%	16.11%
2003	2.27%	2.13%	-1.48%	9.25%	0.95%	4.43%	0.07%	1.34%	1.68%	1.83%	2.36%	2.41%	27.22%
2004	1.65%	3.41%	-0.29%	-2.03%	-1.70%	0.68%	2.79%	1.15%	2.24%	0.32%	2.20%	1.66%	12.07%
2005	2.15%	1.98%	-0.62%	1.95%	3.88%	2.61%	0.39%	-0.83%	4.33%	1.56%	2.50%	-2.85%	17.06%
2006	0.02%	2.33%	-3.90%	-0.59%	-6.88%	1.57%	3.72%	3.05%	-0.91%	3.10%	-1.63%	3.24%	3.12%
2007	1.40%	0.32%	2.14%	2.70%

Source: Bloomberg

Historical Composition of the Deutsche Bank

Balanced Currency Harvest (USD) Index

Rebalancing Date	Long Currencies					Short Currencies
12-Dec-2001	TRY	BRL	PLN	NOK	NZD	JPY	USD	SGD	CHF	CAD
13-Mar-2002	TRY	BRL	ZAR	NOK	NZD	JPY	CHF	SGD	USD	CAD
12-Jun-2002	TRY	BRL	ZAR	NOK	NZD	JPY	TWD	SGD	CHF	USD
11-Sep-2002	TRY	ZAR	HUE	NOK	NZD	JPY	CHE	TWD	SGD	USD
11-Dec-2002	TRY	ZAR	HUE	NOK	NZD	JPY	CHF	SGD	USD	TWD
12-Mar-2003	TRY	BRL	ZAR	NZD	NOK	JPY	CHE	SGD	TWD	USD
11-Jun-2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHE	TWD	SGD	USD
10-Sep-2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	THB	USD
10-Dec-2003	TRY	BRL	HUE	AUD	NZD	JPY	CHE	SGD	USD	THB
10-Mar-2004	TRY	BRL	HUE	AUD	NZD	JPY	CHE	SGD	USD	THB
09-Jun-2004	TRY	BRL	HUE	NZD	AUD	JPY	CHF	SGD	USD	THB
08-Sep-2004	TRY	BRL	HUE	NZD	AUD	JPY	CHE	SGD	THB	USD
08-Dec-2004	TRY	BRL	HUE	NZD	AUD	JPY	CHE	TWD	SGD	NOK
09-Mar-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	TWD	CZK	SOD
08-Jun-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHE	TWD	CZK	SEK
14-Sep-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHE	SEK	CZK	TWD
19-Dec-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
14-Mar-2006	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
20-Jun-2006	TRY	BRL	MXN	NZD	AUD	JPY	CHE	SEK	CZK	TWD
18-Sep-2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
20-Dec-2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
21-Mar-2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed $0.15 per $10.00 principal amount of notes. See “Underwriting” in the accompanying product supplement.

You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our notes.

Term Sheet

$

Deutsche Bank

Balanced Currency Harvest (USD) Notes due on or about

May 29, 2009

Deutsche Bank Securities

Deutsche Bank Trust Company Americas

Term Sheet No. 83T

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006 and

product supplement T dated April 11, 2007

May 2, 2007